Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 10, 2017 are listed below.

821,393 LLC (Delaware)	MicroStrategy France SARL (France)

Alert Media Group LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Ltd. (Hong Kong)

Alert Media Group II LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Management Corporation (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Italy S.r.l. (Italy)

Reporting Technologies, Inc. (Delaware)	MicroStrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

SMCR Corp. (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

Strategy.com Incorporated (Delaware)	MicroStrategy Limited (United Kingdom)

Strategy Inc. (Delaware)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

Usher Incorporated (Delaware)	MicroStrategy Middle East FZ-LLC (UAE – Dubai Free Zone)

AMG International C.V. (Netherlands)	MicroStrategy Poland sp. z. o. o. (Poland)

Alert Media Group International B.V. (Netherlands)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy Sweden AB (Sweden)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy China Technology Center Limited (China)	MicroStrategy Yazilim Hizmetleri Ve Ürünleri Limited Şirketi (Turkey)

MicroStrategy Denmark ApS (Denmark)	Strategy.com International Limited (Bermuda)

MicroStrategy Deutschland GmbH (Germany)